EXHIBIT 23(b)
Analysis, Research & Planning Corporation's Consent

The Dow Chemical Company:

Analysis, Research & Planning Corporation ("ARPC") hereby consents to the use of ARPC's name and the reference to ARPC's reports dated January 9, 2003, January 26, 2004 and January 26, 2005 in this Annual Report on Form 10-K of The Dow Chemical Company for the year ended December 31, 2004, and the incorporation by reference thereof in the following Registration Statements of The Dow Chemical Company:

Form S-3:
Nos.	33-37052 33-52980 333-101647 333-106533
Form S-4:
No.	333-88443
Form S-8:
Nos.	2-64560 33-21748 33-51453 33-52841 33-58205 33-61795 333-27379 333-27381 333-40271 333-43730 333-49183 333-67414 333-88443 333-91027 333-103518 333-103519 333-105080 333-115184 333-115185

/s/ B. THOMAS FLORENCE
B. Thomas Florence President Analysis, Research & Planning Corporation February 15, 2005

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